Exhibit 99.1

News
Merrill Lynch & Co., Inc.
World Headquarters
4 World Financial Center New York, New York 10080
Release date: March 6, 2008

For information contact: Media Relations: Jessica Oppenheim (212) 449-2107 Jessica_oppenheim@ml.com Investor Relations: Sara Furber (866) 607-1234 Investor_Relations@ml.com

MERRILL LYNCH AMENDS TERMS OF ITS FLOATING RATE

CONVERTIBLE SECURITIES

New York, March 6, 2008—Merrill Lynch & Co., Inc. (NYSE: MER) announced today that it has amended the terms of its Exchange Liquid Yield Option™ Notes due 2032 (Zero Coupon—Floating Rate—Senior—CUSIP No. 590188 W4 6) (the “LYONs”) to increase the conversion rate from 14.0915 to 16.5000, to add September 13, 2010 and March 13, 2014 as dates in addition to the existing dates on which holders may require Merrill Lynch to repurchase all or a portion of their LYONs and has extended adjustments for cash and other distributions to March 13, 2014. Merrill Lynch has also amended the terms of the LYONs to provide that Merrill Lynch may redeem these securities, in whole or in part, beginning on March 13, 2014 and to extend change of control protection until March 13, 2014.

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Merrill Lynch may make forward-looking statements, including, for example, statements about management expectations, strategic objectives, growth opportunities, business prospects, anticipated financial results, the impact of off balance sheet arrangements, significant contractual obligations, anticipated results of litigation and regulatory investigations and proceedings, and other similar matters. These forward-looking statements are not statements of historical facts and represent only Merrill Lynch’s beliefs regarding future performance, which is inherently uncertain. There are a variety of factors, many of which are beyond Merrill Lynch’s control, which affect its operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to, financial market volatility, actions and initiatives taken by both current and potential competitors, general economic conditions, the effects of current, pending and future legislation, regulation and regulatory actions, and the other risks and uncertainties detailed in Merrill Lynch’s Annual Report on Form 10-K for the fiscal year ended December 28, 2007 and subsequent reports on Form 10-Q and Form 8-K. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Merrill Lynch does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures Merrill Lynch may make in its reports on Form 10-K, Form 10-Q and Form 8-K.

Merrill Lynch is one of the world’s leading wealth management, capital markets and advisory companies, with offices in 40 countries and territories and total client assets of almost $2 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns approximately half of BlackRock, one of the world’s largest publicly traded investment management companies, with more than $1 trillion in assets under management. For more information on Merrill Lynch, please visit www.ml.com.

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